EXHIBIT 10.24

EMPLOYMENT AGREEMENT

             This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 1, 2000, between DOMINION RESOURCES, INC. (the “Company”) and JIMMY D. STATON (the “Executive”).

RECITALS:

             The Company recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Company believes that it is particularly important to have stable, excellent management at the present time due to the merger between the Company and Consolidated Natural Gas Company (the “Merger”). The Company believes that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties.

             The Organization, Compensation and Nominating Committee of the Board of Directors of the Company (the “Committee”) has approved entering into employment agreements with the Executive. The Executive has been a key management executive of Consolidated Natural Gas Company (“CNG”) and is expected to be a valuable member of the Company’s management team. The Company and the Executive are entering into this Agreement to induce the Executive to serve as an employee of the Company and to devote his full energy to the Company’s affairs. The Executive has agreed to be employed by the Company under the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

            1.          Employment. The Company will employ the Executive, and the Executive will be employed by the Company, as an executive of the Company, for the period beginning on August 1, 2000 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Term of this Agreement”).

             2.         Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will serve as Senior Vice President - Gas Distribution, Dominion Delivery or other senior management position. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company’s policies and civic and charitable commitments not involving a conflict with the Company’s business), and (ii) will comply with the directions and orders of his superior officers with respect to the performance of his duties.

             3.         Effect on Other Agreements.

             (a)        This Agreement sets forth the entire understanding of the parties with respect to the Executive’s employment with the Company. The Executive and the Company agree that, effective as of the execution of this Agreement, any prior employment agreements between the Executive and CNG are null and void. The term “employment agreement” as used in the preceding sentence does not include any retirement, incentive or benefit plan or program in which the Executive participates.

             (b)       The Executive specifically waives all of his rights under (i) an agreement between the Executive and CNG dated January 19, 1999 (the “CNG Change of Control Agreement”), including the right to terminate employment and receive certain benefits payable under the CNG Change of Control Agreement, and (ii) an agreement between the Executive and the Company dated January 20, 2000, as amended June 26, 2000.

             4.         Affiliates. Employment by an Affiliate of the Company or a successor to the Company will be considered employment by the Company for purposes of this Agreement, and termination of employment with the Company means termination of employment with the Company and all its Affiliates and successors. The term “Company” as used in this Agreement will be deemed to include Affiliates and successors. For purposes of this Agreement, the term “Affiliate” means any subsidiary of the Company and other entities under common control with the Company.

             5.         Compensation and Benefits.

             (a)        Base Salary and Bonus. During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and bonus for services rendered to the Company:

(i) The Company will pay to the Executive an annual base salary (“Base Salary”) of $252,900. Such Base Salary shall not be reduced during the Term of this Agreement. The Company will evaluate the Executive’s performance at least annually and will consider annual increases in the Executive’s Base Salary based on the Executive’s performance.

(ii) Additionally, the Executive shall receive a bonus opportunity in the Company’s or Affiliate’s annual incentive compensation programs at least equal to 45% of Base Salary.

             (b)       The Executive shall receive on the Effective Date a grant of options on 25,000 shares of the Company’s common stock with an exercise price equal to the stock’s fair market value on the Effective Date. The grant shall vest one-third as of the Effective Date; one-third on January 1, 2001 and the remaining one-third on January 1, 2002. During the term of this Agreement, the Executive shall also participate in the Company’s long-term incentive programs on a basis comparable to other senior executives of the Company.

             (c)       As of the Effective Date, the Company shall deposit $1,000,000 (reduced by required withholding for employment taxes) (the “Deferral”), into an account created for the Executive in the Dominion Resources, Inc. Executives’ Deferred Compensation Plan (the “Deferred Compensation Plan”). As of the deposit of the Deferral into the Deferred Compensation Plan, such Deferral shall be subject to the terms of the Deferred Compensation Plan, and Executive shall complete a Deferral Election Form (as defined in the Deferred Compensation Plan) which shall govern the timing of payment of the Deferral.

             (d)       During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives of the Company in retirement plans and other similar employee benefit plans and programs provided by the Company for its senior management employees from time to time.

             (e)       During the Term of this Agreement, the Executive shall be entitled to fringe benefits at least comparable to other senior executives of the Company, provided that the

Company-paid fringe benefits will include the use of an automobile and payment of related expenses, parking, financial consulting services, the use of a cellular phone and payment of related expenses, an annual physical exam, and business-related club memberships as approved by the Chief Executive Officer of Dominion Delivery.

             (f)        During the Term of this Agreement, the Executive will participate in the Company’s Retirement Benefit Restoration Plan, with the Executive’s service with CNG credited to the extent provided under the Company’s Retirement Plan. During the Term of this Agreement, the Executive will participate in the Company’s Executive Supplemental Retirement Plan with Executive’s service based on January 28, 2000 as his date of hire.

             (g)       The Executive will be covered under an Employment Continuity Agreement with the Company comparable to the agreements with other senior executives of the Company from time to time.

             (h)       The Executive will be entitled to reimbursement of expenses associated with his relocation as provided in the Company’s relocation policy.

             6.         Termination of Employment.

             (a)       If the Company terminates the Executive’s employment, other than for Cause (as defined in Section 8 below), during the Term of this Agreement, the Company will pay the Executive the following amounts:

(i) A lump sum payment equal to the present value of the Executive’s Base Salary and Bonus (computed as described below) for the balance of the Term of this Agreement. For purposes of this calculation, the Executive’s Base Salary for the balance of the Term of the Agreement will be calculated at the highest Base Salary rate in effect for the Executive during the Term of this Agreement. For purposes of this calculation, the Executive’s Bonus for the balance of the Term of the Agreement will be calculated at a rate equal to the highest Bonus paid to the Executive during the Term of this Agreement. Salary and bonus that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral. The salary and bonus for any partial year in the Term of this Agreement will be a pro-rated portion of the annual amount.

(ii) If the Executive has not yet received a Bonus for the year in which his employment terminates, the lump sum payment will be increased to include a pro-rated award for the portion of the year preceding the Executive’s termination of employment. If the Executive has not yet received payment of his Bonus for the year preceding his termination of employment, the lump sum payment will be increased to include a Bonus for the year preceding the Executive’s termination of employment. The incentive award for the year or portion of the year preceding the Executive’s termination of employment will be equal to the target Bonus for the year, unless the Board of Directors made a good faith final determination of the amount of the applicable incentive award payable under Section 5(a)(ii) before the Executive’s termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors’ determination.

(iii) Present value will be computed by the Company as of the date of the Executive’s termination of employment, based on a discount rate equal to the applicable

Federal short-term rate, as determined under Section 1274(d) of the Code, compounded monthly, in effect on the date as of which the present value is determined.

(iv) The lump sum payments will be paid within 30 days after the Executive’s termination of employment.

             (b)        If the Company terminates the Executive’s employment, other than for Cause, during the Term of this Agreement, the Executive will be entitled to receive the following additional benefits determined as of the date of his termination of employment:

(i) Any outstanding stock options that would become vested (that is, transferable and nonforfeitable) if the Executive remained an employee through the Term of this Agreement will become vested as of the date of the Executive’s termination of employment and will remain exercisable until the tenth anniversary of the date of grant.

(ii) The Executive will be entitled to the benefit under the Company’s Retirement Benefit Restoration Plan that would have been payable under Section 5(f) if the Executive had remained employed for the balance of the Term of this Agreement.

(iii) The Executive shall receive a lump sum payment in cash equal to (A) the cost to the Company of coverage of the Executive and his dependents for 36 months under the Company’s life insurance, short-term disability, long-term disability, health, medical, dental, vision, AD&D programs and other employee welfare plans or programs, plus (B) an additional amount for federal, state and local income and employment taxes such that the Executive has a net after-tax amount equal to the payment provided in subparagraph (A).

(iv) Without any limit on such expenses, the Executive will be entitled to outplacement services for up to one year following the date the Executive ceases employment with the Company including a private office, administrative support and individualized consultation provided by an outplacement service provider acceptable to the Executive and the Company. The Executive may also elect to forego this benefit in exchange for payment of $25,000 plus an additional amount for federal, state and local income and employment taxes such that the Executive has an after-tax net amount of $25,000.

                    (c)        If the Executive voluntarily terminates employment with the Company during the Term of this Agreement under the circumstances described in this subsection (c), the Executive will be entitled to receive the benefits described in subsections (a) and (b) above as if the Company had terminated the Executive’s employment other than for Cause. Subject to the provisions of this subsection (c), these benefits will be provided if the Executive voluntarily terminates employment after (i) the Company reduces the Executive’s Base Salary, (ii) the Executive is not in good faith considered for a bonus as described in Section 5(a)(ii), (iii) the Company fails to provide any material benefit as required by Section 5, or (iv) the Company demotes the Executive to a position that is not equivalent to a Senior Vice President (other than on account of the Executive’s disability, as defined in Section 7 below). In order for this subsection (c) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (c), (2) the Executive’s voluntary termination under this subsection must occur within 60 days after the Executive knows or reasonably should know of an event described in clause (i), (ii), (iii) or (iv)

above, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii), (iii) or (iv), as the case may be, within 30 days after receiving the Executive’s written notice. If the Company remedies the event described in clause (i), (ii), (iii) or (iv), as the case may be, within 30 days after receiving the Executive’s written notice, the Executive may not terminate employment under this subsection (c) on account of the event specified in the Executive’s notice.

             (d)       Except as provided in subsection (e), if the Executive’s employment is terminated by the Company for Cause or if the Executive voluntarily terminates employment for a reason not described in subsection (c) above or Section 7 below, this Agreement will immediately terminate without liability on the part of the Company.

             (e)       If the Executive’s employment is terminated by the Company for any reason, or if the Executive terminates employment for any reason, the Executive shall receive payment of the Deferral provided for in Section 5(c) and payment of his benefits under the Unfunded Supplemental Benefit Plan for Employees of Consolidated Natural Gas Company and its Participating Subsidiaries Who Are Not Represented by a Recognized Union or any successor plan.

             (f)        The amounts under this Agreement will be paid in lieu of severance benefits under any severance plan or program maintained by the Company (except for any additional severance benefits that may be specifically provided under the Executive’s Employment Continuity Agreement). The amounts payable under this Agreement will not be reduced by any amounts earned by the Executive from a subsequent employer or otherwise.

             7.         Disability or Death. If the Executive becomes disabled (as defined below) during the Term of this Agreement while he is employed by the Company, the Executive shall be entitled to receive the benefits described in Section 6(a) and Sections 6(b)(i)-(iii) of this Agreement as of the date on which he is determined by the Company to be disabled. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in Section 6(a) and Sections 6(b)(i)-(iii) will be provided to the personal representative of the Executive’s estate. The foregoing benefits will be provided in addition to any death, disability and other benefits provided under Company benefit plans in which the Executive participates other than any life insurance plan. Upon the Executive’s death or disability, the provisions of Sections 1, 2 and 5 of this Agreement will terminate. The term “disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive’s six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

             8.         Cause. For purposes of this Agreement, the term “Cause” means (i) fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony or crime involving moral turpitude, or (iv) the use of drugs or alcohol that interferes materially with the Executive’s performance of his duties.

             9.         Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

            10.        Payment of Compensation and Taxes. Except as otherwise provided herein, amounts payable under this Agreement will be subject to required income and payroll tax withholdings.

            11.        Administration. The Committee will be responsible for the administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board of Directors within 60 days of the denial. The Executive may request that the Board of Directors review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board of Directors extend the period for another 60 days. If the Company defaults in an obligation under this Agreement, the Executive makes a written claim pursuant to the claims procedure described above, and the Company fails to remedy the default within the claims procedure period, then all amounts payable to the Executive under this Agreement will become immediately due and owing.

            12.        Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company’s assets, the surviving or acquiring corporation will succeed to the Company’s rights and obligations under this Agreement. The Executive’s rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive’s estate will receive any amounts payable under this Agreement after the death of the Executive.

            13.        Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive’s creditors.

            14.        Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Committee. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

            15.        Confidentiality. The Company and the Executive agree that neither party will reveal or allow anyone else to reveal the terms of this Agreement to any person, agency, institution, company, or other entity unless the other party agrees in writing to the disclosure.

The sole exceptions are that the parties may make such disclosures as are required by law, including disclosures to taxing agencies, and the parties may disclose the terms of this Agreement to their advisors, provided that each party shall inform the party’s advisors that the terms are strictly confidential and are not to be revealed to anyone else except as required by law.

            16.        Miscellaneous. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

             WITNESS the following signatures.

/s/ Jimmy D. Staton	DOMINION RESOURCES, INC.
JIMMY D. STATON

Dated: 7-25-00	By: /s/ J.L. Trueheart James L. Trueheart Group Vice President

Dated: 7-21-00